
                                                                     EXHIBIT 2.1

                                                                  Execution Copy

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                             DRS TECHNOLOGIES, INC.,

                                MMC3 CORPORATION

                                       and

                      INTEGRATED DEFENSE TECHNOLOGIES, INC.

                           Dated as of August 15, 2003


================================================================================

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                                TABLE OF CONTENTS

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ARTICLE 1.....................................................................................1

  1        The Merger.........................................................................1
    1.1    The Merger.........................................................................1
    1.2    The Closing........................................................................2
    1.3    Effective Time.....................................................................2
    1.4    Certificate of Incorporation, By-Laws, Directors and Officers
           of the Surviving Corporation.......................................................2

ARTICLE 2.....................................................................................2

  2        Effect of the Merger on Securities of Merger Sub and the Company...................2
    2.1    Merger Sub Stock...................................................................2
    2.2    Common Stock.......................................................................3
    2.3    Exchange of Certificates Representing Common Stock.................................3
    2.4    Adjustment of Merger Consideration.................................................6
    2.5    Dissenting Company Stockholders....................................................6

ARTICLE 3.....................................................................................6

  3        Representations and Warranties of the Company......................................6
    3.1    Existence; Good Standing; Corporate Authority......................................7
    3.2    Authorization, Validity and Effect of Agreements...................................7
    3.3    Compliance with Laws...............................................................8
    3.4    Capitalization.....................................................................8
    3.5    Subsidiaries.......................................................................8
    3.6    Consents and Approvals; No Violation...............................................9
    3.7    Company SEC and Other Governmental Reports.........................................9
    3.8    Litigation........................................................................10
    3.9    Absence of Certain Changes........................................................10
    3.10   Taxes.............................................................................11
    3.11   Employee Benefit Plans............................................................12
    3.12   Labor and Employment Matters......................................................13
    3.13   Brokers...........................................................................13
    3.14   Intellectual Property Rights......................................................13
    3.15   Permits...........................................................................14
    3.16   Environmental Compliance..........................................................15
    3.17   Title to Assets...................................................................15
    3.18   Insurance Policies................................................................16
    3.19   Material Contracts................................................................16
    3.20   No Undisclosed Liabilities........................................................16
    3.21   Certain Business Practices........................................................17
    3.22   Fairness Opinion..................................................................17
    3.23   Rights Agreement..................................................................17
    3.24   Information Supplied..............................................................17

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                           TABLE OF CONTENTS (cont'd)

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    3.25   Export Licenses and Agreements....................................................18
    3.26   Government Contracts..............................................................18
    3.27   State Takeover Statutes...........................................................19

ARTICLE 4....................................................................................20

  4        Representations and Warranties of Parent and Merger Sub...........................20
    4.1    Existence; Good Standing; Corporate Authority.....................................20
    4.2    Authorization Validity and Effect of Agreements...................................20
    4.3    Capitalization....................................................................20
    4.4    No Violation......................................................................21
    4.5    Interim Operations of Merger Sub..................................................21
    4.6    Financing.........................................................................21
    4.7    Interested Stockholder............................................................22
    4.8    Parent SEC Reports................................................................22
    4.9    Information Supplied..............................................................22

ARTICLE 5....................................................................................23

  5        Covenants.........................................................................23
    5.1    Alternative Proposals.............................................................23
    5.2    Interim Operations................................................................25
    5.3    Company Stockholder Approval; Proxy Statement; Parent Registration Statement......27
    5.4    Filings; Other Action.............................................................28
    5.5    Access to Information.............................................................28
    5.6    Publicity.........................................................................28
    5.7    Further Action....................................................................29
    5.8    Insurance; Indemnity..............................................................29
    5.9    Company Employee Plans............................................................30
    5.10   Supplemental Disclosure...........................................................31
    5.11   NYSE Listing......................................................................32
    5.12   Payment of Bank Debt..............................................................32
    5.13   Board Seat........................................................................32
    5.14   Parent Financing..................................................................32

ARTICLE 6....................................................................................33

  6        Conditions........................................................................33
    6.1    Conditions to Each Party's Obligation to Effect the Merger........................33
    6.2    Conditions to Obligation of Parent and Merger Sub to Effect the Merger............33
    6.3    Conditions to Obligation of the Company to Effect the Merger......................34

ARTICLE 7....................................................................................35

  7        Termination.......................................................................35
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                           TABLE OF CONTENTS (cont'd)

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    7.1    Termination.......................................................................35
    7.2    Effect of Termination and Abandonment.............................................36
    7.3    Termination Fee...................................................................37
    7.4    Termination for Failure to Obtain Financing.......................................37
    7.5    Amendment.........................................................................37
    7.6    Extension; Waiver.................................................................37

ARTICLE 8....................................................................................38

  8        General Provisions................................................................38
    8.1    Nonsurvival of Representations and Warranties.....................................38
    8.2    Notices...........................................................................38
    8.3    Assignment; Binding Effect........................................................39
    8.4    Entire Agreement..................................................................39
    8.5    Governing Law.....................................................................39
    8.6    Fee and Expenses..................................................................39
    8.7    Certain Definitions...............................................................39
    8.8    Headings..........................................................................41
    8.9    Interpretation....................................................................41
    8.10   Waivers...........................................................................41
    8.11   Severability......................................................................41
    8.12   Enforcement of Agreement..........................................................41
    8.13   Counterparts......................................................................42

Exhibit A  Voting Agreement

Exhibit B  Standstill Agreement

                                      -iii-
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                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of August 15, 2003, among DRS Technologies, Inc., a Delaware corporation ("PARENT"), MMC3 Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Integrated Defense Technologies, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have determined that it is in the best interests of their respective companies and stockholders to enter into and consummate this Agreement, providing for the merger of Merger Sub with and into the Company with the Company as the surviving corporation, and subject to the conditions set forth herein;

          WHEREAS, as a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Veritas Capital Management, L.L.C., a Delaware limited liability company ("CAPITAL MANAGEMENT"), IDT Holding, L.L.C. ("HOLDING"), a Delaware limited liability company and a stockholder of the Company, and The Veritas Capital Fund, L.P. ("CAPITAL FUND"), a Delaware limited partnership and a parent of Holding, are entering into a Voting Agreement substantially in the form attached hereto as Exhibit A (the "VOTING AGREEMENT") and Capital Management, Holding, Capital Fund and Robert B. McKeon are entering into a Standstill Agreement substantially in the form attached hereto as Exhibit B (the "STANDSTILL AGREEMENT") with Parent and Merger Sub;

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

     1    THE MERGER.

          1.1 THE MERGER. At the Effective Time (as defined in Section 1.3), subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "MERGER"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects specified in the DGCL.

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          1.2     THE CLOSING. Subject to the terms and conditions of this
Agreement, the closing of the Merger (the "CLOSING") shall take place at the offices of Winston & Strawn, 200 Park Avenue, New York, New York, at 10:00 a.m., local time, as soon as practicable but in no event later than the Outside Date (as defined in Section 7.1(b)(i)). The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

          1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the "CERTIFICATE OF MERGER") to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "EFFECTIVE TIME").

          1.4 CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, from and after the Effective Time, until duly amended in accordance with applicable Law and the terms thereof.

          (b) The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation from and after the Effective Time, until duly amended in accordance with applicable Law, the terms thereof, and the Surviving Corporation's Certificate of Incorporation.

          (c) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable Law and the Surviving Corporation's Certificate of Incorporation and By-Laws.

          (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable Law and the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                    ARTICLE 2

     2    EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND THE COMPANY. At
the Effective Time by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the securities of Merger Sub or the Company:

          2.1 MERGER SUB STOCK. Each share of common stock, $0.01 par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

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          2.2     COMMON STOCK. (a) Each share of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Parent or Merger Sub or held by the Company, all of which shall be cancelled, and other than the shares of Dissenting Common Stock (as defined in Section 2.5)) shall be converted into the right to receive (i) the amount of $12.25 in cash without interest (the "CASH CONSIDERATION") and (ii) a fraction of a fully paid and nonassessable share (the "PARENT STOCK CONSIDERATION") of the common stock, $.01 par value per share, of Parent ("PARENT STOCK") equal to one share of Parent Stock multiplied by the Exchange Ratio (as defined below). "EXCHANGE RATIO" means $5.25 divided by the lesser of (i) $28.00 and (ii) the greater of
(A) the Parent Common Stock Value (as defined below) and (B) $25.90. "PARENT COMMON STOCK VALUE" means the average closing sale prices for a share of Parent Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date). The Parent Stock Consideration using the Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Parent Stock and the Parent Common Stock Value shall be calculated to the nearest one-tenth of one cent. The Cash Consideration and the Parent Stock Consideration to be received by the holders of Common Stock hereunder (together with the cash in lieu of fractional shares of Parent Stock as specified below) are referred to herein collectively as the "MERGER CONSIDERATION".

          (b) All shares of Common Stock (other than shares to be cancelled in accordance with Section 2.2(c)) shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub and Parent) shall thereafter cease to have any rights with respect to such shares of Common Stock, except, subject to Section 2.4, the right to receive, without interest, the Merger Consideration in accordance with
Section 2.3 upon the surrender of a certificate or certificates (a "CERTIFICATE") representing such shares of Common Stock.

          (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time, or held by Merger Sub or Parent, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled without payment of any consideration therefor.

          2.3 EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, subject to the reasonable satisfaction of the Company, to act as Exchange Agent hereunder for the purpose of paying, in accordance with this Article 2, the Cash Consideration and exchanging, in accordance with this Article 2, Certificates for the Parent Stock Consideration (the "EXCHANGE AGENT"). Parent shall take all steps necessary to cause the Surviving Corporation to provide the Exchange Agent with the Merger Consideration to be delivered in exchange for all the shares of Common Stock pursuant to Section 2.2(a) as and when such amounts are needed by the Exchange Agent.

          (b) As promptly as possible after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of shares of Common
Stock: (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon delivery of such Certificate(s) to the Exchange Agent and

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which letter shall be in such form and have such other provisions as are customary for letters of this nature and (ii) instructions for effecting the surrender of such Certificate(s) in exchange for the Merger Consideration (which shall provide that, at the election of the surrendering holder, such Certificate(s) may be surrendered, and payment therefor collected, by hand delivery). Upon surrender of such Certificate(s) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate(s) shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Stock and the amount of cash, without interest, into which shares of Common Stock formerly represented by such Certificate(s) shall have been converted into the right to receive pursuant to Section 2.2 after giving effect to any required Tax withholdings, and the shares formerly represented by the Certificate(s) so surrendered shall forthwith be cancelled. If any portion of the Parent Stock Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of such shares constituting such Parent Stock Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of such shares shall pay to the Exchange Agent any transfer or other Taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate(s), including in lieu of any fractional shares of Parent Stock. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if such Certificate(s) representing such shares of Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other Taxes have been paid. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Parent Stock and cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate(s) shall have been converted pursuant to this Article 2. Parent, Merger Sub or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock of the Company such amounts as Parent, Merger Sub or the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "CODE"), or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent, Merger Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock of the Company in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

          (c) All shares of Parent Stock issued and all cash paid upon surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding

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immediately prior to the Effective Time. If, after the Effective Time,
Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2.

          (d) No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e) until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

          (e) No certificates or script representing fractional shares of Parent Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Stock shall receive, upon surrender of such holder's Certificates in accordance with this Section 2.3, an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing sales prices of shares of Parent Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, in the absence thereof, by another authoritative source) during the five (5) consecutive trading days ending on (and including) the trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of
Section 2.3(b).

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) (including the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) that remains undistributed to the former stockholders of the Company six
(6) months after the Effective Time shall be delivered to Parent, upon demand. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of each share of Common Stock such stockholder held as of the Effective Time as determined pursuant to this Agreement.

          (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Common Stock for

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any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

          (i) Parent or Merger Sub shall pay all of the Exchange Agent's fees in connection with the exchange of the Merger Consideration for Certificates.

          2.4 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock or Parent Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and Cash Consideration shall be appropriately adjusted.

          2.5 DISSENTING COMPANY STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "DISSENTING COMMON STOCK") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent: (i) prompt notice of any demands for payment received by the Company pursuant to Section 262 of the DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and
(ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                    ARTICLE 3

     3    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the corresponding sections of the disclosure letter, dated this date, delivered by the Company to Parent (the "COMPANY DISCLOSURE LETTER"), provided that the listing of an item in one section of the Company Disclosure Letter shall be deemed to be a listing in each section of the Company

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Disclosure Letter and to apply to any other representation and warranty of the
Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule or representation and warranty, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows:

          3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and each of its subsidiaries (the "SUBSIDIARIES") is: (i) a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the Laws of any state of the United States or any country in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, licensed or qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 8.7). Each of the Company and each of its Subsidiaries has all requisite corporate power and authority to own or lease and operate its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true, correct and complete copies of:
(i) the Certificate of Incorporation and By-Laws, as currently in effect, of the Company and each of its Subsidiaries and (ii) all minute books of the Company and each of its Subsidiaries since August 1, 2001.

          3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby (the "ANCILLARY DOCUMENTS"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject to the Company Stockholder Approval (as defined in Section 3.2(b)) with respect to the Merger). The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the Company Stockholder Approval and the filing and recordation of appropriate merger documents required by the DGCL). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Parent and Merger Sub) constitutes and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) The only vote of holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to adopt or approve this Agreement and the transactions contemplated hereby is the adoption of this Agreement by the holders of a majority

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of the outstanding shares of the Company entitled to vote thereon (the "COMPANY
STOCKHOLDER APPROVAL").

          3.3 COMPLIANCE WITH LAWS. To the Company's knowledge, neither the Company nor any of its Subsidiaries is in violation of any order of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any arbitration board or tribunal ("GOVERNMENTAL ENTITY"), or any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree ("LAWS") applicable to the Company or its Subsidiaries or any of their respective properties or assets (provided that no representation or warranty is made in this Section 3.3 relating to Environmental Matters (as defined in Section 3.16)), except (a) as described in any Company SEC Report (as defined in Section 3.7) and (b) where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          3.4 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"). As of August 8, 2003: (i) 21,327,931 shares of Common Stock were issued and outstanding; (ii) no shares of Preferred Stock were issued and outstanding; and (iii) no shares of Common Stock were held by the Company in its treasury. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no existing or outstanding options, warrants, calls, subscriptions, convertible securities, "phantom" stock rights, SARs, stock-based performance units or other rights, agreements or commitments of any kind to which the Company or any of its Subsidiaries is a party or which obligate the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold, additional shares of capital stock or other voting securities or ownership interests of the Company or any of its Subsidiaries or obligate the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, subscription, convertible security, right, agreement or commitment. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or provide preemptive rights with respect to, any shares of capital stock of the Company or any of its Subsidiaries. No Subsidiary of the Company holds any share, stock, security, option, warrant, call, right, or convertible or exchangeable security of the Company.

          (b) Other than the Voting Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act of 1933, as amended (the "SECURITIES ACT").

          3.5 SUBSIDIARIES. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of each of its Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, options or other encumbrances (collectively, "ENCUMBRANCES") except as set forth in SECTION 3.5 OF THE COMPANY DISCLOSURE LETTER. SECTION 3.5 OF THE COMPANY DISCLOSURE LETTER sets forth all of the Subsidiaries of the Company and for each Subsidiary: (i) its authorized capital stock, share capital or other equity interest; (ii) the number of issued and outstanding shares of capital stock, share capital or other equity interest; and (iii) the holder or holders of such shares or other equity interest. Except for the Company's interests in the Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

          3.6     CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in
SECTION 3.6 OF THE COMPANY DISCLOSURE LETTER and subject to obtaining the Company Stockholder Approval, neither the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of the Company or of any of its Subsidiaries; (ii) violate any Laws applicable to the Company or any of its Subsidiaries or their respective properties or assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, result in the creation of any Encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries under any Company Material Contract (as defined in Section 3.19), except for any of the foregoing matters specified in the foregoing clause which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; or (iv) other than: (A) the filings provided for in Section 1.3 hereof, (B) the filings required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act, any applicable state securities or "blue sky" Laws or the rules and regulations of the NYSE and (C) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") or any applicable foreign or supranational antitrust and competition Laws, require any consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person, the lack of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          3.7 COMPANY SEC AND OTHER GOVERNMENTAL REPORTS. Since February 26, 2002, the Company and its Subsidiaries have prepared in accordance with applicable Law and timely filed, as the case may be, all required forms, registrations, prospectuses, reports, schedules, statements and other documents (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange Commission of the United States (the "SEC") (collectively, the "COMPANY SEC REPORTS") or any other Governmental Entity. The Company has delivered to Parent all Company SEC Reports filed since February 26, 2002. As of their respective dates, the Company SEC Reports: (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in the Company SEC Reports (including the notes thereto) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and shareholders' equity of the Company included in the Company SEC Reports (including the notes thereto) fairly presented in all material respects the results of operations, cash flows and shareholders' equity of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles as applied in the United States ("GAAP"), consistently applied during the periods involved, except as may be noted therein.

          3.8 LITIGATION. Except as set forth in the Company SEC Reports filed prior to the date hereof or as set forth in SECTION 3.8 OF THE COMPANY DISCLOSURE LETTER: (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits by a Governmental Entity pending or, to the knowledge of the Company through the receipt of written notice, threatened against the Company or any of its Subsidiaries, at Law or in equity other than those in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits by a non-Governmental Entity third party pending or, to the knowledge of the Company through the receipt of written notice, threatened against the Company or any of its Subsidiaries, at Law or at equity other than those in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iii) there are no outstanding or unsatisfied orders, writs, injunctions, decrees or arbitration rulings, judgments, rules, awards or other findings against the Company or any of its Subsidiaries, at Law or at equity, other than those in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          3.9 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company SEC Reports or as set forth in SECTION 3.9 OF THE COMPANY DISCLOSURE LETTER, since December 31, 2002, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been: (i) any event or state of fact that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (v) any damage, destruction or loss (whether or not covered by insurance) of any of the material properties or assets of the Company and its Subsidiaries; (vi) any increase in indebtedness for borrowed money other than an increase as a result of borrowings incurred in the ordinary course of business; (vii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company; or (viii) any agreement or commitment (contingent or otherwise) to take any of the actions set forth in clauses (i) through (vii) above.

          3.10 TAXES. (a) Each of the Company and each of its Subsidiaries has timely filed with the appropriate Governmental Entities (taking into account extensions) all material Tax Returns (as defined below) required to be filed by any of them and such Tax Returns are true, correct and complete in all material respects, except to the extent any failure to file or failure to be true, correct and accurate would not, individually or in the aggregate, have a Company Material Adverse Effect. (b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except for those Taxes (as defined below) for which adequate reserves have been established in the financial statements included in the Company SEC Reports, each of the Company and each of its Subsidiaries has timely paid all Taxes due and owing by it. (c) There are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending or proposed in writing with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice of any pending or proposed claims, audits or proceedings with respect to Taxes. (d) Each of the Company and each of its Subsidiaries has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. (e) There are no material Encumbrances for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Encumbrances for Taxes not yet due. (f) Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries. (g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes. (h) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes. (i) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two (2) years of the date of this Agreement. (j) Neither the Company nor any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax, and no such deficiency or assessment is proposed. (k) The Company is not currently nor has ever been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. (l) For purposes of this
Agreement: (i) "TAX" (and, with correlative meaning, "TAXES") means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, value added, estimated, stamp, occupation, services, service use, intangible, net worth, transfer or excise tax, recording or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) "TAX RETURN" means any return, document, declaration, election, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, request for extension of time, amended return or declaration of estimated Tax.

          3.11 EMPLOYEE BENEFIT PLANS. (a) SECTION 3.11(a) OF THE COMPANY DISCLOSURE LETTER lists all (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA")), (ii) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other or similar fringe or employee benefit plans, programs and arrangements, and (iii) employment, consulting, termination, change-in-control or severance arrangements sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries may have any material liability (the "PLANS").

          (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code.

          (c) No liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries since the effective date of ERISA that has not been satisfied in full and no condition exists that presents a material risk to the Company or any of its Subsidiaries or Parent or any of its subsidiaries of incurring any liability under such Title IV.

          (d) Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

          (e) No Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA.

          (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

          (g) No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income Tax purposes by virtue of Section 162(m) or 280G of the Code.

          (h) Except as disclosed in SECTION 3.11(h) OF THE COMPANY DISCLOSURE LETTER, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of its Subsidiaries after retirement or other termination of service other than coverage mandated by applicable Laws.

          (i) There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

          3.12    LABOR AND EMPLOYMENT MATTERS. (a) Except as disclosed in
SECTION 3.12 OF THE COMPANY DISCLOSURE LETTER, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization or other representative of any of the employees of the Company or any of its Subsidiaries. Except for such matters which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no: (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their business; (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries; or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees and during the last three (3) years there has not been any such action.

          (b) During the last five (5) years, neither the Company nor any of its Subsidiaries has effectuated a "plant closing" or a "mass layoff" (as such terms are defined in the Worker Adjustment and Retraining Notification Act (the "WARN ACT")). Neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act. None of the employees of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety (90) day period prior to the date of this Agreement.

          3.13 BROKERS. Except for Bear, Stearns & Co. Inc. (the "COMPANY FINANCIAL ADVISOR") and Houlihan Lokey (as defined in Section 3.22), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company or any of its Subsidiaries. The Company's fee arrangements with the Company Financial Advisor and with Houlihan Lokey have been disclosed to Parent.

          3.14 INTELLECTUAL PROPERTY RIGHTS. (a) Except as would not have a Company Material Adverse Effect, to the knowledge of the Company: (i) the Company and its Subsidiaries solely own or have the right to use pursuant to a license, sub license, agreement or permission, all of its Intellectual Property (as defined below) free and clear of all Encumbrances (other than Permitted Liens (as defined in Section 3.17) licenses granted to third parties); (ii) the Intellectual Property is valid and enforceable and is all of the intellectual property necessary for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted; (iii) no current or former stockholder, partner, director, officer or employee of the Company or any of its Subsidiaries (or any of their respective predecessors in interest) holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned by the Company or any of its Subsidiaries; (iv) the consummation of the Merger or any of the other transactions contemplated herein will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the material Intellectual Property; and

(v) neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the License Agreements.

          (b) Except as would not have a Company Material Adverse Effect, to the knowledge of the Company: (i) neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any intellectual property rights of third parties in any way, and no third party has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property owned by the Company or any of its Subsidiaries; (ii) the Company and its Subsidiaries have maintained the confidentiality of Trade Secrets (as defined below) owned by the Company or any of its Subsidiaries; and (iii) the activities of the Company's or any of its Subsidiaries' present and former employees, contractors or consultants on behalf of the Company or any of its Subsidiaries have not violated any agreement or arrangements pertaining to the protection or non-use of any third Person's Trade Secrets, during the term of their employment or engagement with the Company or any of its Subsidiaries.

          (c) "INTELLECTUAL PROPERTY" means all: (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, registrations and applications related to the foregoing; (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing; (iii) patents and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues and applications related to the foregoing; (iv) computer software and management information systems, including, without limitation, any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, databases and compilations, including, without limitation, data and collections of data, and all documentation, including, without limitation, user manuals and training materials related to the foregoing ("SOFTWARE"); and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models, methodologies and other confidential information ("TRADE SECRETS"); in each case, used or held for use in the business of the Company as currently conducted. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by the Company or any of its Subsidiaries as of the date hereof are set forth in SECTION 3.14(c) OF COMPANY DISCLOSURE LETTER, indicating which registrations and applications are owned or licensed, as the case may be.

          3.15 PERMITS. The Company and its Subsidiaries are in possession of, and no default has occurred under, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, notices, approvals and orders of any court, governmental or regulatory authority, foreign or domestic, necessary for the Company and its Subsidiaries to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the "COMPANY PERMITS") (provided that no representation or warranty is made in this Section 3.15 relating to Environmental Matters), except where the failure to have any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except where the suspension or cancellation of any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          3.16    ENVIRONMENTAL COMPLIANCE. (a) Except as disclosed in SECTION
3.16 OF THE COMPANY DISCLOSURE LETTER and except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws relating to Environmental Matters (as defined below); (ii) the Company and its Subsidiaries have obtained, and are in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Laws relating to Environmental Matters, including those relating to the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of the Company or its Subsidiaries; and (iii) to the Company's knowledge, there are no past or present events, conditions, or activities by the Company or its Subsidiaries that would prevent compliance or continued compliance with any Law relating to Environmental Matters or give rise to any Environmental Liability (as defined below) or Environmental Claim (as defined in
Section 8.7) and no such Environmental Claim is pending or threatened against the Company or its Subsidiaries.

          (b) As used in this Agreement, the term "ENVIRONMENTAL MATTERS" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including matters relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances or toxic materials or wastes. "ENVIRONMENTAL LIABILITY" shall mean any liability or obligation arising under any Law, including Laws relating to Environmental Matters, or under any current theory of Law or equity (including, without limitation, any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or Hazardous Substance or waste.

          3.17 TITLE TO ASSETS. The Company and its Subsidiaries have good title to all of their material properties and assets (including, without limitation, all real property owned by the Company and its Subsidiaries (the "OWNED REAL PROPERTY") and all Leases (as defined below)) reflected in the audited consolidated balance sheet of the Company as of December 31, 2002 (the "2002 BALANCE SHEET") (other than assets disposed of since December 31, 2002 in the ordinary course of business), in each case free and clear of all Encumbrances except for: (i) Encumbrances which secure indebtedness reflected in the Company SEC Reports; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after the date of the 2002 Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not reasonably be expected to have a Company Material Adverse Effect (each of the items referred to in clauses (i) through (iv), collectively, the "PERMITTED LIENS)." The Company and its Subsidiaries own, or have valid leasehold interests in, all material properties and assets used in the conduct of their business except where the absence of such ownership or leasehold interest would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have good and marketable title to all of the Owned Real Property. Neither the Company nor any of its Subsidiaries has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any Lease under which any properties are held by them, other than any claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all leases, subleases, licenses and other occupancy agreements (the "LEASES," and such property, the "LEASED REAL PROPERTY") and all amendments, modifications, assignments, subleases, renewals, extensions and agreements relating thereto have been made available to Parent. SECTION 3.17 OF THE COMPANY DISCLOSURE LETTER sets forth a true, accurate and complete list of all Owned and Leased Real Property.

          3.18 INSURANCE POLICIES. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, with such deductibles, on such terms and covering such risks and losses, as is customarily carried by reasonably prudent Persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company and its Subsidiaries.

          3.19 MATERIAL CONTRACTS. SECTION 3.19 OF THE COMPANY DISCLOSURE LETTER sets forth a list of all: (i) Contracts for borrowed money or guarantees thereof involving a current outstanding principal amount in excess of $100,000;
(ii) Contracts containing non-compete covenants by the Company or its Subsidiaries; (iii) other Contracts which involve the payment or receipt of $5,000,000 or more per year; (iv) Contracts containing any covenant: (A) limiting the right of the Company or its Subsidiaries to engage in any material line of business or make use of any material Intellectual Property (via License Agreement or otherwise) or (B) otherwise having an adverse effect on the right of the Company and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material Software, components, parts or subassemblies; and (v) all Contracts entered into between the Company or any of its Subsidiaries on the one hand and any department, agency or instrumentality of the United States, on the other hand (the Contracts in clauses (i) through (v), collectively, the "MATERIAL CONTRACTS"). All Material Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or its Subsidiaries, as the case may be, and to the Company's knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to creditors' rights and general principles of equity. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract except as would not reasonably be expected to have a Company Material Adverse Effect.

          3.20    NO UNDISCLOSED LIABILITIES. Except as set forth in SECTION
3.20 OF THE COMPANY DISCLOSURE LETTER, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not absolute, accrued, contingent or otherwise, except: (i) liabilities or obligations reflected in any of the Company SEC Reports; (ii) liabilities incurred after December 31, 2002 in the ordinary course of business consistent with past practice; (iii) the obligations to pay fees and expenses to the Company's attorneys, accountants, the Company Financial Advisor and Houlihan Lokey (as defined in Section 3.22) relating to the transactions contemplated by this Agreement; and (iv) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          3.21 CERTAIN BUSINESS PRACTICES. None of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries has, in furtherance of any business of the Company or any of its
Subsidiaries: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

          3.22 FAIRNESS OPINION. The Board of Directors of the Company has received the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("HOULIHAN LOKEY") to the effect that, as of the date hereof, the consideration to be received by the public stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view (the "COMPANY FAIRNESS OPINION"). The Company has been authorized by Houlihan Lokey to permit the inclusion of the Company Fairness Opinion (and, subject to prior review and consent by Houlihan Lokey, a reference thereto) in the Proxy Statement (as defined in Section 5.3(b)).

          3.23 RIGHTS AGREEMENT. On or before the date hereof, the Company or the Board of Directors of the Company, as the case may be, has: (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a Distribution Date (as defined in the Rights Agreement between the Company and the Bank of New York as Rights Agent, dated as of February 5, 2002 (the "RIGHTS AGREEMENT")) and (ii) amended the Rights Agreement to render it inapplicable to this Agreement and the transactions contemplated hereby.

          3.24 INFORMATION SUPPLIED. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 5.3(b)) and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective,
(ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Parent and (iii) the time of the Company Stockholders' Meeting (as defined in Section 5.3(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or Proxy Statement.

          3.25 EXPORT LICENSES AND AGREEMENTS. (a) SECTION 3.25(a) OF THE COMPANY DISCLOSURE LETTER sets forth a true, correct and complete list of: (i) each export license, technical assistance agreement, manufacturing license agreement or other form of export approval to which the Company or any of its Subsidiaries is a party or which apply to the Company or any of its Subsidiaries or any of their operations or assets (collectively, "EXPORT APPROVALS") which is in effect as of the date of this Agreement and (ii) each application for an Export Approval for which the Company of any of its Subsidiaries has requested an Export Approval.

          (b) Except when the following matters, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse
Effect: (i) the Company and its Subsidiaries have complied with each Export Approval as required; (ii) the Company and its Subsidiaries have complied with the requirements of any applicable Law pertaining to any Export Approval; (iii) as of the effective date of each Export Approval, all representations and certifications made by the Company and its Subsidiaries with respect to any Export Approval were accurate and the Company and its Subsidiaries have fully complied with all such representations and certifications; and (iv) based on its export activities, including those involving foreign nationals in the United States and abroad, the Company and its Subsidiaries have no knowledge of any violation by them of the Arms Export Control Act, the International Traffic In Arms Regulations, the Export Administration Act, the Export Administration Regulations or any other United States export regulation.

          (c) To the knowledge of the Company and its Subsidiaries: (i) there are no pending audits or investigations of the Company or its Subsidiaries or any of their respective officers, employees or representatives and (ii) within the five (5) years prior to the date of this Agreement, there has not been any audit or investigation with respect to any Export Approval directed or requested by any Governmental Entity of the Company or its Subsidiaries or any of their respective officers, employees or representatives resulting in findings materially adverse to the Company. During the five (5) years prior to the date of this Agreement, the Company and its Subsidiaries have not made any voluntary disclosure to any Governmental Entity with respect to any irregularity, misstatement or omission arising under United States trade or transaction controls or otherwise relating to the export activities of the Company and its Subsidiaries.

          3.26 GOVERNMENT CONTRACTS. (a) Except where, individually or in the aggregate, the following matters would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Government Contract (as defined below) to which the Company or any of its Subsidiaries is a party or Bid (as defined below): (i) the Company or its Subsidiary that is a party to such Government Contract or Bid has complied with all material terms and conditions and all applicable requirements of statute, rule, regulation, order or agreement, whether incorporated expressly, by reference or by operation of Law;
(ii) all representations and certifications were current, accurate and complete in all material respects when made; (iii) to the knowledge of the Company, no allegation has been made, either orally or in writing, that the Company or its Subsidiary that is a party to such Government Contract or Bid is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued and received by the Company or its Subsidiaries; (v) no cost incurred by the Company or any of its Subsidiaries or any of their respective subcontractors has been questioned or disallowed; and (vi) no money due to the Company or any of its Subsidiaries has been (or, to the knowledge of the Company, has threatened to be) withheld or set off.

          (b) Except where, individually or in the aggregate, the following matters would not reasonably be expected to have a Company Material Adverse Effect, neither the Company, any of its Subsidiaries nor any of their current or, to the Company's knowledge, former employees is (or for the three (3) years prior to the date of this Agreement has been): (i) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid or (ii) suspended or debarred from doing business with the U.S. Government (as defined below) or any state or local government or declared nonresponsible or ineligible for government contracting. Neither the Company nor any of its Subsidiaries has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. The Company does not have knowledge of any circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any of its Subsidiaries or any of the current employees in the future.

          (c) Neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company or any of its Subsidiaries or any of their current employees, nor has the Company or any of its Subsidiaries asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid.

          (d) For purposes of this Section 3.26, the following terms shall have the meanings set forth below:

                  (i) "BID" means any quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted or awarded, would lead to a contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries;

                  (ii) "GOVERNMENT CONTRACT" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company or any of its Subsidiaries between the Company or any of its Subsidiaries and: (A) the U.S. Government, (B) any prime contractor to the U.S. Government or (C) any subcontractor with respect to any contract described in clause (A) or (B); and

                  (iii) "U.S. GOVERNMENT" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

          3.27 STATE TAKEOVER STATUTES. The restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL are not applicable to the transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies to the Company, Parent, Merger Sub, the Merger, this Agreement, the Voting Agreement and the Standstill Agreement or the transactions contemplated hereby and thereby.

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING ANY SUBJECT MATTER.

                                    ARTICLE 4

     4    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and
Merger Sub hereby represent and warrant to the Company as of the date of this Agreement as follows:

          4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected be a Parent Material Adverse Effect (as defined in Section 8.7).

          4.2 AUTHORIZATION VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Parent and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          4.3 CAPITALIZATION. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Stock and 2,000,000 shares of preferred stock, par value $10.00 per share ("Parent Preferred"). As of August 8, 2003: (i) 22,460,348 shares of Parent Stock were issued and outstanding and (ii) no shares of Parent Preferred were issued and outstanding. Except for 2,689,484 outstanding options, there are no existing or outstanding options, warrants, calls, subscriptions, convertible securities, "phantom" stock rights, SARs, stock-based performance units or other rights, agreements or commitments of any kind to which Parent is a party or which obligate Parent to issue, transfer or sell or cause to be issued, transferred or sold, additional shares of capital stock or other voting securities or ownership interests of Parent or obligate Parent to issue, grant, extend or enter into any such security, option, warrant, call, subscription, convertible security, right, agreement or commitment. All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

          4.4 NO VIOLATION. Neither the execution, delivery and performance of this Agreement or any of the Ancillary Documents by Parent and Merger Sub, nor the consummation by them of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in any breach of any provision of the respective Certificates of Incorporation or By-Laws of Parent or Merger Sub;
(ii) other than: (A) the filings provided for in Section 1.3 hereof, (B) the filings required under the Exchange Act, the Securities Act, any applicable state securities or "blue sky" Laws or the rules and regulations of the NYSE and
(C) the filing of a premerger notification and report form by Parent under the HSR Act or any applicable foreign or supranational antitrust and competition Laws, require any consent, approval, order or authorization of, or declaration, filing or registration by Parent or Merger Sub with, any Governmental Entity or any other Person, the lack of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or have a Parent Material Adverse Effect; or (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the creation of any Encumbrance upon any of the properties or assets of Parent or Merger Sub under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust or any License Agreement, franchise, permit, lease, sublease, or other occupancy agreement, contract, subcontract, agreement or other legally binding instrument, commitment or obligation, whether written or oral, to which Parent or Merger Sub is bound, except (i) for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or (ii) in respect of the Credit Agreement, dated as of September 28, 2001 (the "PARENT CREDIT AGREEMENT"), as amended and restated as of November 26, 2002, by and among Parent, the Lenders referred to in the Parent Credit Agreement, Wachovia Bank, National Association, TD Securities (USA), Inc., Bear Stearns Corporate Lending, Inc. and Fleet National Bank.

          4.5 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

          4.6 FINANCING. Merger Sub has received and furnished a copy to the Company of a commitment letter pursuant to which Parent has received a commitment from a nationally-recognized financial institution to make available funds to Merger Sub for the purpose of consummating the Merger (the "COMMITMENT LETTER"). As of the date hereof, the Commitment Letter has not been withdrawn and is in full force and effect and there is no breach or default existing (or which with notice or lapse of time or otherwise may exist) thereunder. The aggregate proceeds of the financing contemplated by the Commitment Letter or any alternative financing arrangement contemplated by Parent, together with cash on hand, are sufficient to pay the cash portion of the Merger Consideration, to repay the existing indebtedness of the Company and its Subsidiaries (excluding any indebtedness the parties agree shall not be repaid) and to pay all fees and expenses to be paid by Parent and Merger
Sub related to the transactions contemplated by this Agreement.

          4.7 INTERESTED STOCKHOLDER. As of the date hereof and without taking into account the transactions contemplated hereby, (i) neither Parent nor Merger Sub nor any of their affiliates is, with respect to the Company, an "interested stockholder," as such term is defined in Section 203 of the DGCL and
(ii) neither Parent nor Merger Sub nor any of their affiliates beneficially owns any shares of Common Stock of the Company.

          4.8 PARENT SEC REPORTS. Since January 1, 2002, Parent has timely filed all required forms, registrations, prospectuses, reports, schedules, statements and other documents (including exhibits and any amendments thereto) with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder (collectively, the "PARENT SEC REPORTS"). Parent has made available to the Company all Parent SEC Reports filed since January 1, 2002. As of their respective dates, the Parent SEC Reports: (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 2002, there has not been any event or state of facts that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

          4.9 INFORMATION SUPPLIED. The information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Parent and (iii) the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or Proxy Statement.

                                    ARTICLE 5

     5    COVENANTS.


          5.1 ALTERNATIVE PROPOSALS. (a) Neither the Company nor any of its Subsidiaries shall, and they shall cause their officers, directors and employees and direct their agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) not to initiate, solicit, or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal (as defined below) or participate in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of the Company or its Subsidiaries to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, however, that nothing contained in this Section 5.1 shall prohibit the Company or its Board of Directors from: (i) at any time prior to obtaining the Company Stockholder Approval (the "COMPANY APPLICABLE PERIOD"), participating in discussions or negotiations with, providing confidential information or data to, or affording access to the properties, books or records of the Company or its Subsidiaries to, any Person who has made, in the good faith judgment of the Board of Directors of the Company after consultation with their financial advisors, a bona fide written Alternative Proposal that would reasonably be expected to result in a Superior Proposal (as defined below); PROVIDED THAT: (w) such Alternative Proposal was not initiated, solicited or knowingly encouraged by the Company, its Subsidiaries or their agents in violation of this Section 5.1, (x) the Company has complied with its obligations under this Section 5.1,
(y) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to so participate in discussions or negotiations, provide confidential information or data or afford access would result in a breach of the fiduciary duty of the Board of Directors of the Company to stockholders of the Company under applicable Law and (z) a copy of all the information provided to such Person is delivered simultaneously to Parent if it has not previously been furnished or made available to Parent or
(ii) making such disclosure to the Company's stockholders, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to disclose such information would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable Law. Any actions permitted under clauses (i) and (ii) above, and taken in compliance with the foregoing, shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

                  "ALTERNATIVE PROPOSAL" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated hereby) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company or its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any acquisition of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger.

                  "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, for 100% of then outstanding shares of Common Stock or all or substantially all of the consolidated assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) to be more favorable to the Company and the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by the proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

          (b) Except as expressly permitted by this Section 5.1 and Section 5.3(a)(iii), neither the Board of Directors of the Company nor any committee thereof shall: (i) withdraw, modify or fail to make, or propose to withdraw, modify or fail to make its approval or recommendation of the Merger or of this Agreement and the transactions contemplated hereby; (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal; (iii) take any action to render the provisions of any anti-takeover statute, rule or regulation inapplicable to any Person (other than Parent, Merger Sub or their affiliates) or group or to any Alternative Proposal or redeem the rights under or otherwise modify the Rights Agreement to facilitate any Alternative Proposal; or (iv) cause the Company to accept such Alternative Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Alternative Proposal; PROVIDED, HOWEVER, that prior to the expiration of the Company Applicable Period, the Board of Directors of the Company may not (other than as permitted under Section 5.3(a)(iii)) take any of the actions detailed in clauses
(i) through (iv) above unless it complies with the terms of this Section 5.1(b) and (A) there is an Alternative Proposal which is a Superior Proposal, (B) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable Law, (C) the Company has provided Parent at least two (2) business days prior written notice ("SUPERIOR PROPOSAL NOTICE") advising Parent that the Board of Directors of the Company has received a Superior Proposal which it intends to accept, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (D) for a period of not less than two (2) business days after Parent's receipt from the Company of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Superior Proposal no longer constitutes a Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, the Company shall promptly advise Parent of any request for information or the submission or receipt of any Alternative Proposal, or any inquiry with respect to or which would reasonably be expected to lead to any Alternative Proposal, the material terms and conditions of such request, Alternative Proposal or inquiry, and the identity of the Person making any such request, Alternative Proposal or inquiry and its response or responses thereto. The Company will keep Parent fully informed on a prompt basis of the status and details (including amendments or proposed amendments) of any such request, Alternative Proposal or inquiry. The Company shall promptly provide to Parent copies of all written correspondence or other written material, including material in electronic form, between the Company and any Person making any such request, Alternative Proposal or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will promptly request that all Persons provided confidential information concerning the Company and its Subsidiaries pursuant to a confidentiality, non-disclosure or similar agreement, return to the Company all of such confidential information, without keeping any copies thereof (if permissible), in accordance with such confidentiality, non-disclosure or similar agreements.

          (d) The Company agrees that it will promptly inform it and its Subsidiaries' respective officers, directors, employees, representatives and agents of the obligations undertaken in this Section 5.1.

          (e) Nothing contained in this Section 5.1 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), failure to so disclose would constitute a violation of applicable Law.

          5.2 INTERIM OPERATIONS. (a) From the date of this Agreement until the Effective Time, except as set forth in SECTION 5.2(a) OF THE COMPANY DISCLOSURE LETTER, unless Parent has consented in writing thereto, the Company shall, and shall cause its Subsidiaries to: (i) conduct its operations according to its ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws; (ii) use its commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers, employees and consultants, and maintain satisfactory relationships with those Persons having business relationships with them; (iii) upon the discovery thereof, promptly notify Parent of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Company Material Adverse Effect or materiality, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Company Material Adverse Effect or materiality, to no longer be true and correct in any material respect); (iv) promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and (v) pay its Taxes when due.

          (b) From and after the date of this Agreement until the Effective Time, except as set forth in SECTION 5.2(b) OF THE COMPANY DISCLOSURE LETTER, unless Parent has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause its Subsidiaries not to: (i) amend its Certificate of Incorporation or By-

Laws; (ii) offer, issue, sell or pledge any shares of its capital stock or other ownership interest in the Company or its Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; (iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its or its Subsidiaries' capital stock; (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the Subsidiaries to the Company); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its Subsidiaries or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries; (vii) sell, lease, license, mortgage, pledge, encumber, transfer, exchange or otherwise dispose of any of its properties or assets, whether tangible or intangible (including capital stock of its Subsidiaries), other than the sale or disposition of inventory in the ordinary course of business consistent with past practice or the sale, lease or other disposition of assets which individually or in the aggregate, are obsolete or not material to the Company and its Subsidiaries taken as a whole; (viii) acquire by merger or consolidation with, by purchase of any equity interest of or by any other manner, any business or entity or otherwise acquire any assets which would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business and except for the acquisition of any business, entity or assets not having aggregate individual consideration greater than $50,000 or aggregate consideration greater than $100,000; (ix) incur or assume any long-term or short-term debt, except for working capital purposes and the purchase of capital equipment in the ordinary course of business under the Company's existing credit agreements set forth in Section 5.2(b) of the Company Disclosure Letter; (x) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except its Subsidiaries; (xi) make or forgive any loans, advances or capital continuations to, or investments in, any other Person other than loans and advances to officers or employees in the ordinary course of business, not to exceed $100,000 in the aggregate; (xii) increase the compensation (or benefits) payable to or to become payable to any director, officer or other employee, except for increases in salary or wages of non-officer employees in the ordinary course of business and consistent with past practice; (xiii) establish, adopt, enter into, materially amend, or take any action to accelerate any rights or benefits under any collective bargaining agreement or any Plan; (xiv) effect any reorganization or recapitalization; (xv) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000 individually and $500,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred since the date of such financial statements in the ordinary course of business, or cancel any indebtedness in excess of $10,000 individually and $50,000 in the aggregate;
(xvi) take any action that would reasonably be expected to: (A) prevent, impair or materially delay the ability of the Company, Parent or Merger Sub to consummate the Merger or (B) cause any of the conditions to the consummation of the Merger not to be satisfied; (xvii) make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (xviii) agree in writing or otherwise to take any of the foregoing actions.

          5.3 COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT; PARENT REGISTRATION STATEMENT. (a) The Company, acting through its Board of Directors, shall: (i) call a meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") for the purpose of voting upon this Agreement, (ii) hold the Company Stockholders' Meeting as soon as practicable following the date the Proxy Statement (as defined below) is cleared by the SEC, and (iii) subject to its fiduciary duties under applicable Law, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby and take all reasonable and lawful action to solicit and obtain such approval and adoption. The record date for the Company Stockholders' Meeting shall be a date chosen by the Board of Directors of the Company.

          (b)     As soon as practicable after the execution of this Agreement,
(i) the Company shall prepare and file a proxy statement (such proxy statement, and any amendments or supplements thereto, the "PROXY STATEMENT") with the SEC with respect to the Company Stockholders' Meeting and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "REGISTRATION STATEMENT") in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Stock to be issued to the stockholders of the Company in connection with the Merger. Parent and the Company will notify each other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of all correspondence between each other or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Each party shall give the other party and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give the other party and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. If at any time prior to the adoption of this Agreement by the Company's stockholders there shall occur any event which must be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

          (c) Except for an amendment or supplement (including by incorporation by reference) relating to an Alternative Proposal, a Superior Proposal or other withdrawal, qualification or modification of a recommendation by the Board of Directors of the Company, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

          5.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall: (i) use reasonable efforts to cooperate with one another in: (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities (including all filings and submissions under the HSR Act) or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (ii) use reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that in no event shall Parent or any of its subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any material assets (tangible or intangible) or any material business interests in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including, without limitation, under the HSR Act). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall take all such necessary action.

          5.5 ACCESS TO INFORMATION. (a) From the date of this Agreement until the Closing, each party shall, and shall cause its subsidiaries to: (i) give the other party and its authorized representatives reasonable access during normal business hours to all books and records (including Tax Returns) and management of such party and its subsidiaries; (ii) permit the other party to make such copies and inspections thereof as Parent may reasonably request; and
(iii) furnish the other party with such financial and operating data and other information with respect to the business and properties of such party and its subsidiaries as the other party may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section
5.5 shall affect any representation or warranty made herein by such party or the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement. The Company shall also provide to Parent such information set forth in clauses (i)-(iii) above as may be reasonably requested by Parent in connection with Parent's financing of the transactions contemplated by this Agreement.

          (b) All such information shall be subject to the terms and conditions of the letter agreement, dated as of February 27, 2003, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

          5.6 PUBLICITY. Prior to the Effective Time, except as required by applicable Law or listing agreement with any securities exchange, no party shall, nor shall any party permit its affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be issued jointly by the Company and Parent immediately after the execution of this Agreement. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; PROVIDED, HOWEVER, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

          5.7 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

          5.8 INSURANCE; INDEMNITY. (a) Parent will cause the Surviving Corporation to maintain in effect for not less than six (6) years after the Effective Time, the Company's current directors and officers' insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 200% the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

          (b) From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless to the fullest extent permitted under applicable Law, each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "ACTION"), the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; PROVIDED, HOWEVER, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties and Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable law; PROVIDED, HOWEVER, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel (in addition to any necessary local counsel) for all Indemnified Parties in any single Action except to the extent that Indemnified Parties have conflicting interests in the outcome of such Action.

          (c) Parent shall cause the Surviving Corporation to keep in effect in its Certificate of Incorporation and By-Laws provisions at least as favorable as the provisions in the Company's Certificate of Incorporation and By-Laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL and such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses.

          (d) If Parent or the Surviving Corporation or any of their respective successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this
Section 5.8.

          (e) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, pursuant to Law, contract or otherwise. The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity obligations provided for in this Section 5.8.

          (f) Notwithstanding anything to the contrary in this Section 5.8, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld or delayed.

          5.9 COMPANY EMPLOYEE PLANS. (a) Except as set forth herein, Parent shall, or shall cause the Surviving Corporation to, assume, honor, and continue to perform all obligations of the Company or any Subsidiary under all Plans pursuant to the terms thereof, provided, however, that nothing herein shall limit the right of Parent to amend or terminate such Plans in accordance with their terms.

          (b) Parent agrees, for a period of twelve (12) months following the Effective Time, to provide, or to cause the Surviving Corporation to provide, employees of Parent and the Surviving Corporation who were employees of the Company or its Subsidiaries immediately prior to the Effective Time ("CONTINUING EMPLOYEES") with benefits (other than equity-based benefits) that are, in the aggregate, similar to those provided by the Company and its Subsidiaries prior to the Effective Time. Nothing contained herein shall require Parent to continue the employment of any employee following the Effective Time.

          (c) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use all reasonable efforts to give Continuing Employees full credit for prior service with the Company and its Subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Parent except where such crediting would: (i) result in a duplication of benefits or (ii) otherwise cause Parent or any employee benefit plan maintained by Parent to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in such plan.

          (d) To the extent permissible under Parent's benefit plans, if a Continuing Employee participates in a benefit plan, other than a long-term disability plan, of Parent or any of its subsidiaries after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, waive any pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Effective Time by the Continuing Employee or the Continuing Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. The Company agrees to furnish Parent with any information necessary to meet its obligations under this Section 5.9(d).

          (e) With respect to matters described in this Agreement, the Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to employees of the Company and its Subsidiaries.

          (f) The Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the date on which the Effective Time occurs. The Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to a resolution of the Company's Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the date on which the Effective Time occurs.

          5.10 SUPPLEMENTAL DISCLOSURE. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause: (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.10 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 6 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

          5.11 NYSE LISTING. Prior to the Effective Time, Parent shall cause Parent Stock issuable in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

          5.12 PAYMENT OF BANK DEBT. At the Closing, Purchaser will cause (i) the Surviving Corporation to pay all amounts then due and payable pursuant to that certain Amended and Restated Credit Agreement, dated as of October 31, 2002 among the Company, as Borrower, the Lenders listed therein, as Lenders, Canadian Imperial Bank of Commerce, as Administrative Agent, and CIBC World Markets Corp., as Lead Arranger, and the other parties named therein (the "CREDIT AGREEMENT") and the Loan Documents (as defined in the Credit Agreement) and (ii) the Credit Agreement to be terminated.

          5.13 BOARD SEAT. Parent shall use its reasonable efforts to cause Robert B. McKeon to be elected to its board of directors as a Class I director of Parent as of the Effective Time. From and after the Closing Date until such time as Holding, Capital Fund, Capital Management and Mr. McKeon "beneficially own" (as such term is defined under Section 13(d) of the Exchange Act) less than 3% of the issued and outstanding shares of Parent Stock, Parent shall use its reasonable efforts to cause Mr. McKeon to be renominated as a director for election at each annual meeting of Parent's stockholders at which the Class I directors of Parent stand for election.

          5.14    PARENT FINANCING.

          (a) Parent and Merger Sub will use their reasonable commercial efforts to obtain the financing required for the consummation of the Merger and to satisfy all conditions to funding, whether pursuant to the Commitment Letter or otherwise. To the extent that any portion of the financing contemplated by the Commitment Letter becomes unavailable or Parent determines to obtain alternative financing for the Merger, Parent and Merger Sub will use their reasonable commercial efforts to arrange for alternative financing for the Merger.

          (b) The Company shall use reasonable efforts to provide Parent with such information, including financial statement information and access to the Company's independent accountants, regarding the Company as may be reasonably requested by Parent in connection with Parent's financing of the transactions contemplated by this Agreement.

          (c) The Company hereby acknowledges and agrees that the Parent Financing Advisor may serve as a financial advisor to Parent in connection with such Parent financing.

          (d) The Company shall cooperate with Parent and Parent's accountants and other advisors in order to prepare any pro forma financial statements as may be required in connection with Parent's financing contemplated by the Commitment Letter or otherwise. The Company shall take such other actions as are reasonably requested by Parent in order to consummate Parent's financing contemplated by the Commitment Letter or otherwise, including, but not limited to, making members of its senior management reasonably available for meetings with potential investors, including participation in road-shows, participating in due diligence sessions, participating in presentations to rating agencies, inclusion of the Company's financial statements in a private placement or other selling memorandum, use reasonable efforts to arrange for the Company's accountants to provide a comfort letter on the Company's financial statements included in any offering or other selling memorandum, and other efforts customary for an acquired party in connection with a financing in similar transactions.


                                   ARTICLE 6

     6    CONDITIONS.

          6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

          (a) HSR APPROVAL. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall have not been withdrawn or terminated.

          (b) STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

          (c) EFFECTIVENESS OF REGISTRATION STATEMENT. The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (d) LISTING ON THE NYSE. The shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e) NO ORDER. There shall not have been issued any injunction, judgment or other order, or issued or enacted any Law, which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

          (f) APPROVALS. Other than the filing of merger documents in accordance with the DGCL and filings pursuant to the HSR Act, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain, make or occur would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, shall have been obtained, been filed or have occurred.

          6.2 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement (considered individually) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at the Effective Time (except that representations and warranties given as of a specific date shall be true and correct only as of such date), except as would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Section 6.2(a), the representations and warranties of the Company contained in this Agreement shall be deemed true and correct in all material respects, and Company shall not be deemed to have breached any such representation or warranty as a consequence of the existence of any fact, event or circumstance, inconsistent with any representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company contained in this Agreement, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. Each of the Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

          (c) COMPANY MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no event, development or state of fact that results in or would reasonably be expected to result in a Company Material Adverse Effect.

          (d) CONSENT. The Company shall have obtained the consent of each Person whose consent shall be required in connection with the transactions contemplated hereby under any Material Contract except where the failure to obtain any such consent, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; PROVIDED THAT in no event shall the Company or its Subsidiaries modify any terms of any Material Contract or make any payment to any third party in excess of $25,000, in connection with obtaining such consents, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

          6.3 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (considered individually) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at the Effective Time (except that representations and warranties given as of a specific date shall be true and correct only as of such date), except as would not, in the aggregate, have a Parent Material Adverse Effect. For purposes of this Section 6.3(a), the representations and warranties of Parent and Merger Sub contained in this Agreement shall be deemed true and correct in all material respects, and Parent and Merger Sub shall not be deemed to have breached any such representation and warranty as a consequence of the existence of any fact, event or circumstance, inconsistent with any representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent and Merger Sub contained in this Agreement, has had or would reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

                                    ARTICLE 7

     7    TERMINATION

          7.1 TERMINATION. This Agreement, notwithstanding adoption of this Agreement by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

          (a)     by mutual written consent of the Company and Parent;

          (b)     by Parent or the Company:

                  (i) if the Effective Time shall not have occurred on or before December 15, 2003 (the "OUTSIDE DATE") (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date); or

                  (ii) if there shall be any statute, Law, rule or regulation that makes consummation of the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action retraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable;

          (c) by Parent or the Company if the Company's Board of Directors authorizes the Company to enter into a definitive Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 5.1;

          (d) by Parent if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn its approval or recommendation of the Merger or shall have modified its recommendation of the Merger, in a manner adverse to Parent or Merger Sub or shall fail to recommend against the acceptance of any tender or exchange offer that constitutes an Alternative Proposal or shall have resolved to do any of the foregoing;

          (e) by Parent if: (i) any representation or warranty of the Company contained in this Agreement shall not be true and correct at any time prior to the Effective Time, in each case such that the conditions set forth in
Section 6.2(a) would not be satisfied or (ii) the Company shall not have performed and complied with each covenant or agreement contained in the Agreement and required to be performed or complied with by it, in each case such that the conditions set forth in Section 6.2(b) would not be satisfied, and which breach, in the case of clause (i) and (ii) above, shall not have been cured prior to fifteen (15) days following written notice of such breach;

          (f) by the Company if: (i) any representation or warranty of Parent or Merger Sub contained in this Agreement shall not be true and correct at any time prior to the Effective Time, in each case such that the conditions set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub shall not have performed or complied with each covenant or agreement contained in this Agreement and required to be performed or complied with by it, in each case such that the conditions set forth in Section 6.3(b) would not be satisfied, and which breach, in the case of clause (i) and clause (ii) above, shall not have been cured prior to fifteen (15) days following written notice of such breach;

          (g) by Parent if there shall have been entered any injunction, judgment ruling or decree by the government of the United States or by any agency or instrumentality thereof that: (i) restrains or otherwise interferes with the Merger; (ii) imposes limitations on the ability of Parent or Merger Sub (or any of their affiliates) effectively to acquire or hold, or requires Parent, Merger Sub or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any material portion of the assets or the business of any one of them; or (iii) limits or prohibits any material business activity by Parent, Merger Sub or any of their affiliates, including, without limitation, requiring the prior consent of any Person or entity (including the government of the United States and any instrumentality thereof) to future transactions by Parent, Merger Sub or any of their affiliates;

          (h) by Parent or the Company, if the stockholders of the Company fail to approve and adopt this Agreement and the transactions contemplated hereby at the Company Stockholders' Meeting; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of or result in the failure to obtain the Stockholder Approval; or

          (i) by Parent, if the financing contemplated by the Commitment Letter shall not have become available to Parent on substantially the terms and conditions identified in the Commitment Letter or on such other terms or pursuant to other financing arrangements reasonably acceptable to Parent; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to Parent if its failure to fulfill any obligations under Section 5.14(a) shall have been the cause of or result in the failure of such financing becoming available.

          7.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.2 and Sections 5.5(b), 5.6, 7.3, 7.4, 8.5 and 8.6 and except that nothing herein shall relieve any party from liability for any breach of any covenant or agreement under this Agreement.

          7.3 TERMINATION FEE. If: (i) Parent or the Company, as the case may be, terminates this Agreement pursuant to Sections 7.1(b)(i), 7.1(c), or 7.1(d) and (ii) in case of a termination pursuant to Section 7.1(b)(i) an Alternative Proposal with respect to the Company shall have been publicly announced prior to such termination and any merger or extraordinary transaction is consummated by the Company within six (6) months following such termination, then, in any such case, the Company shall pay to Parent a fee ("TERMINATION FEE"), in cash, equal to $12.5 million; PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than once such Termination Fee with respect to all such agreements and occurrences and such termination. Any payment required to be made pursuant to this Section 7.3 shall be made to Parent, by wire transfer of immediately available same day funds to an account designated by Parent, within two (2) business days after the termination of this Agreement pursuant to Section 7.1(c) or (d) or, if this Agreement is terminated pursuant to Section 7.1(b)(i), two business days after the consummation of any merger or extraordinary transaction.

          7.4 TERMINATION FOR FAILURE TO OBTAIN FINANCING. If this Agreement is terminated by Parent pursuant to Section 7.1(i), Parent shall pay to the Company the sum of $17.5 million in cash as liquidated damages. Parent and the Company hereby acknowledge that the amount of damages which would be incurred by the Company as a result of such termination are difficult to ascertain, and that the amount of liquidated damages provided by this Section 7.4 is reasonable. Except as provided in this Section 7.4, Parent shall not have any liability to the Company in the event of a termination pursuant to Section 7.1(i). The payment required to be made by this Section 7.4 shall be made to the Company by wire transfer of immediately available same day funds to an account designated by the Company prior to and as a condition to termination pursuant to Section 7.1(i).

          7.5 AMENDMENT. To the extent permitted by applicable Law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company and Parent at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which by Law requires the further approval of such stockholders without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

          7.6 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE 8

     8    GENERAL PROVISIONS.

          8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive after the Effective Time. This Section
8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

          8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile (but only if the appropriate facsimile transmission confirmation is received), to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          If to Parent or Merger Sub, to:

          DRS Technologies, Inc.
          5 Sylvan Way
          Parsippany, New Jersey 07054
          Attention:     Nina L. Dunn
          Telephone:     (973) 898-6020
          Facsimile:     (973) 898-0952

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York 10036
          Attention:     Jeffrey W. Tindell, Esq.
          Telephone:     (212) 735-3380
          Facsimile:     (917) 777-3380

          If to the Company, to:

          Integrated Defense Technologies, Inc.
          110 Wynn Drive
          Huntsville, Alabama 35805
          Attention:     Chairman
          Telephone:     (256) 895-2002
          Facsimile:     (256) 895-2004

          with a copy to:

          Winston & Strawn LLP

          200 Park Avenue
          New York, New York 10166
          Attention:     Benjamin M. Polk, Esq.
          Telephone:     (212) 294-6700

          Facsimile:     (212) 294-4700

          8.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 2 and Sections 5.8, 5.9 and 5.13 which may be enforced directly by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

          8.4 ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Letter), the Confidentiality Agreement, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

          8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto irrevocably waives any and all rights to trial by jury in any proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

          8.6 FEE AND EXPENSES. Except as otherwise provided herein, including, but not limited to, in Sections 2.4(i), 7.3 and 7.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; PROVIDED THAT Parent will pay the entirety of the HSR Act filing fee.

          8.7 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

                  (ii) "COMPANY MATERIAL ADVERSE EFFECT" means: (A) any change or effect that is or would reasonably be expected to be materially adverse to the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in determining whether there has been a Company Material Adverse Effect, any adverse effect primarily resulting from or arising in connection with the following shall be disregarded: (w) the taking of any action permitted or required by this Agreement or the announcement or pendency of the Merger; (x) changes in economic, financial market, regulatory or political conditions generally; (y) changes or conditions (including GAAP (as defined in Section 3.7(a)), Law, regulation or other interpretation) affecting the industry in which the Company or its Subsidiaries operate; or (z) any matters disclosed in the Company Disclosure Letter or (B) any event, matter, condition or effect which precludes or delays or would reasonably be expected to preclude or delay the Company from materially performing its material obligations under this Agreement or the consummation of the transactions contemplated hereby;

                  (iii) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or written notice by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by the Company or any its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Law relating to Environmental Matters;

                  (iv) "GROUP" has the meaning ascribed to such term under Rule 13d-5(b)(1) under the Exchange Act;

                  (v) "HAZARDOUS SUBSTANCE" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Law relating to Environmental Matters;

                  (vi) "KNOWLEDGE" of any party hereto shall mean the actual knowledge of any of the executive officers of that party;

                  (vii) "LICENSE AGREEMENTS" means all material agreements, whether oral or written, and whether between the Company, its Subsidiaries and third parties or intercompany, to which the Company or any of its Subsidiaries is a party or otherwise bound: (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial Software having an acquisition price of less than $10,000) or (ii) restricting the Company's or any of its Subsidiaries' rights to use any Intellectual Property, including, without limitation, license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue;

                  (viii) "PARENT MATERIAL ADVERSE EFFECT" means: (A) any change or effect that is or would reasonably be expected to be materially adverse to the business, results of operations, assets, liabilities or financial condition of Parent and its subsidiaries, taken as a whole; or (B) any event, matter, condition or effect which precludes or delays or would reasonably be expected to preclude or delay Parent from materially performing its material obligations under this Agreement or the consummation of the transactions contemplated hereby; and

                  (ix) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          8.8 HEADINGS. Headings of the articles and sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

          8.10 WAIVERS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          8.11 SEVERABILITY. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          8.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

          8.13 COUNTERPARTS. This Agreement may be executed by the parties hereto in one or more separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf, on the day and year first written above.

                                               INTEGRATED DEFENSE
                                               TECHNOLOGIES, INC.


                                               By: /s/ Robert B. McKeon
                                                  ------------------------------
                                                    Name:  Robert B. McKeon
                                                    Title: Chairman


                                               DRS TECHNOLOGIES, INC.


                                               By: /s/ Mark S. Newman
                                                  ------------------------------
                                                    Name:  Mark S. Newman
                                                    Title: Chairman, President
                                                            and Chief Executive
                                                            Officer


                                               MMC3 CORPORATION


                                               By: /s/ Richard A. Schneider
                                                  ------------------------------
                                                   Name:  Richard A. Schneider
                                                   Title: Vice President and
                                                          Treasurer